SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-27868


                        Fidelity Financial of Ohio, Inc.
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             (Exact name of registrant as specified in its charter)

           5535 Glenway Avenue, Cincinnati, Ohio 45238 (513) 922-5959
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.10 Per Share
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]             Rule  12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, OHSL Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      FIDELITY FINANCIAL OF OHIO, INC.

                                      BY: PROVIDENT FINANCIAL GROUP, INC.

DATE: February 4, 2000                BY: /s/ Mark E. Magee
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                                          Mark E. Magee
                                          Vice President and General Counsel